EARTHLINK HOLDINGS CORP.
2011 EQUITY AND CASH INCENTIVE PLAN

Executive Incentive Award Agreement

THIS EXECUTIVE INCENTIVE AWARD AGREEMENT (this “Agreement”) dated as of the 21st day of March, 2014 (the “Date of Grant”), between EarthLink Holdings Corp., a Delaware corporation (the “Company”), and Michael Toplisek (the “Participant”), is made pursuant and subject to the provisions of the Company’s 2011 Equity and Cash Incentive Plan (the “Plan”), a copy of which is attached hereto. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Grant of Incentive Award. Pursuant to the Plan, the Company hereby grants to the Participant an Incentive Award (as defined in the Plan) with respect to the amounts set forth below (this “Award”). Subject to the terms and conditions of the Plan, this Award represents an unsecured promise of the Company to pay, and the right of the Participant to receive, up to the amounts set forth below, payable in cash, net of applicable tax withholdings, at the time and on the terms and conditions set forth herein. As the holder of the Award, the Participant has only the rights of a general unsecured creditor of the Company.

2. Terms and Conditions. This Award is subject to the following terms and conditions:

(a) Vesting of Award.

(i) In General.

(A) Service-Based Portion of the Award. Except as otherwise provided below, this Award shall be considered service-based with respect to sixty percent (60%) of the Award ($750,000) and (i) one-third (1/3) of the service-based portion of the Award ($250,000) shall become earned and payable on June 1, 2014, (ii) another one-third (1/3) of the service-based portion of the Award ($250,000) shall become earned and payable on November 1, 2014 and (iii) the final one-third (1/3) of the service-based portion of the Award ($250,000) shall become earned and payable on March 1, 2015, provided in each case the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant through the applicable date.

(B) Performance-Based Portion of the Award. Except as otherwise provided below, this Award shall be considered performance-based with respect to forty percent (40%) of the Award ($500,000) and the performance-based portion of the Award shall become earned and payable on March 1, 2015, provided the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant through such date, with respect to (i) none of the performance-based portion of the Award if the Revenue and Adjusted EBITDA achieved for the Company’s fiscal year ended December 31, 2014 do not equal or exceed their respective Threshold targets set forth on Exhibit A attached hereto; (ii) one-half (1/2) of the performance-based portion of the Award ($250,000) if the Revenue and Adjusted EBITDA achieved for the Company’s fiscal year ended December 31, 2014 equal their respective Threshold targets set forth on Exhibit A attached hereto; (iii) one hundred percent (100%) of the performance-based portion of the Award ($500,000) if the Revenue and Adjusted EBITDA achieved for the Company’s fiscal year ended December 31, 2014 equal or exceed their respective Maximum targets set forth on Exhibit A attached here; and (iv) that amount of the performance-based portion of the Award ($500,000) that equals the sum of (A) one-half (1/2) of the performance-based portion of the Award ($250,000) and (B) the sum (rounded to the nearest whole dollar) of (x) one-hundred fifty thousand dollars ($150,000) multiplied by a fraction, the numerator of which is the Revenue achieved for the Company’s fiscal year ended December 31, 2014 in excess of the Threshold Revenue target (but not to exceed the excess of the Maximum Revenue target less the Threshold Revenue target) and the denominator of which is the excess of the Maximum Revenue target less the Threshold Revenue target and (y) one-hundred thousand dollars ($100,000) multiplied by a fraction, the numerator of which is the Adjusted EBITDA achieved for the Company’s fiscal year ended December 31, 2014 in excess of the Threshold Adjusted EBITDA target (but not to exceed the excess of the Maximum Adjusted EBITDA target less the Threshold Adjusted EBITDA target) and the denominator of which is the excess of the Maximum Adjusted EBITDA target less the Threshold Adjusted EBITDA target, if both the Revenue and Adjusted EBITDA achieved for the Company’s fiscal year ended December 31, 2014 exceed their respective Threshold targets but do not exceed both of their respective Maximum targets. Notwithstanding the foregoing, the Committee shall adjust the performance objectives as the Committee in its discretion may determine is appropriate in the event of unbudgeted acquisitions or divestitures or other unexpected fundamental changes in the business of the Company, or its business units or products, that are material taken as a whole, to fairly and equitable determine the performance–based portion of the Award that will become earned and payable, in order to prevent any inappropriate enlargement or dilution of the Participant’s rights under this Agreement, in the same manner as Bonus Awards are adjusted under the Company’s 2014 Short-Term Incentive Plan. For purposes of this Agreement, (i) “Revenue” means the Company’s gross revenue from continuing operations and (ii) “Adjusted EBITDA” means the Company’s earnings (or losses) from continuing operations before interest income or expense and other, net, income taxes, depreciation and amortization, excluding stock-based compensation expense, gain (loss) on investments, net, impairment of goodwill and intangible assets, and restructuring, acquisition and integration-related costs of the Company (the calculation of Adjusted EBITDA shall include any compensation expense attributable to Bonus Awards to be paid under the Company’s 2014 Short-Term Incentive Plan and any payments to be made under this Agreement).

(ii) Termination of Employment.

(A) Service-Based Portion of the Award. Notwithstanding the foregoing, if the Participant’s employment is terminated on or before March 1, 2015 (i) by the Company or an Affiliate for any reason other than Cause or Disability or (ii) by the Participant for Good Reason (as defined below), then, to the extent not earned and payable previously, the remaining service-based portion of the Award shall become earned and payable in full as of the date of termination of the Participant’s employment under the foregoing circumstances. “Good Reason” means the Participant’s voluntary termination of employment or service with the Company and its Affiliates other than on Disability and based on: (1) A material reduction by the Company or an Affiliate in the Participant’s base salary as in effect as of the date of this Agreement or as the Participant's base salary may be increased from time to time, without the Participant’s written consent; or (2) A material reduction by the Company or an Affiliate in the target cash bonus payable to the Participant under any incentive compensation plan(s), as it (or they) may be modified from time to time, in effect as of the date of this Agreement, or a failure by the Company or an Affiliate to continue the Participant as a participant in such incentive compensation plan(s) on a basis that is not materially less than the Participant’s participation as of the date of this Agreement or to pay the Participant the amounts that the Participant would be entitled to receive in accordance with such plan(s). Additionally, the Participant must give the Company or Affiliate which employs the Participant notice of any event or condition that would constitute "Good Reason" within thirty (30) days of the event or condition which would constitute "Good Reason," and upon receipt of such notice the Company or Affiliate shall have thirty (30) days to remedy such event or condition, and if such event or condition is not remedied within such thirty (30)-day period, any termination of employment by the Participant for "Good Reason" must occur within sixty (60) days after the period for remedying such condition or event has expired.

(B) Performance-Based Portion of the Award. Notwithstanding the foregoing, if the Participant’s employment is terminated after December 31, 2014 and on or before March 1, 2015 (i) by the Company or an Affiliate for any reason other than Cause or Disability or (ii) by the Participant for Good Reason, then, the performance-based portion of the Award shall become earned and payable as of March 1, 2015, as set forth above, notwithstanding the termination of the Participant’s employment under the foregoing circumstances. Notwithstanding the foregoing, if the Participant’s employment is terminated on or before December 31, 2014 (i) by the Company or an Affiliate for any reason other than Cause or Disability or (ii) by the Participant for Good Reason, then, the performance-based portion of the Award shall become earned and payable as of March 1, 2015, as set forth above, notwithstanding the termination of the Participant’s employment under the foregoing circumstances, pro-rated for the number of days in the Company’s fiscal year ended December 31, 2014 that the Participant remained employed.

(iii) Change in Control.

(A) Service-Based Portion of the Award. Notwithstanding the foregoing, in the event no provision is made for the continuance, assumption or substitution of the service-based portion of the Award by the Company or its successor in connection with a Change in Control, then, contemporaneously with the Change in Control, the remaining service-based portion of the Award shall become earned and payable in full, to the extent not earned and payable previously, provided the Participant has remained continuously employed by, or providing services to, the Company or any Affiliate from the Date of Grant until the date of the Change in Control. If provision is made for the continuance, assumption or substitution by the Company or its successor in connection with the Change in Control of the service-based portion of the Award, the remaining service-based portion of the Award shall become earned and payable, to the extent not earned and payable previously, as set forth above.

(B) Performance-Based Portion of the Award. Notwithstanding the foregoing, in the event no provision is made for the continuance, assumption or substitution of the performance-based portion of the Award by the Company or its successor in connection with a Change in Control and the Change in Control occurs after December 31, 2014 and on or before March 1, 2015, then, the performance-based portion of the Award shall become earned and payable as of March 1, 2015, notwithstanding the Change in Control, subject to the Participant’s continued employment through March 1, 2015, except as otherwise set forth above, provided the Participant has remained continuously employed by, or providing services to, the Company or any Affiliate from the Date of Grant until the date of the Change in Control. Notwithstanding the foregoing, in the event no provision is made for the continuance, assumption or substitution of the performance-based portion of the Award by the Company or its successor in connection with a Change in Control and the Change in Control occurs on or before December 31, 2014, then, the performance-based portion of the Award shall become earned and payable as of March 1, 2015, notwithstanding the Change in Control, subject to the Participant’s continued employment through March 1, 2015, except as otherwise set forth above, pro-rated for the number of days in the Company’s fiscal year ended December 31, 2014 that the Participant remained employed, provided the Participant has remained continuously employed by, or providing services to, the Company or any Affiliate from the Date of Grant until the date of the Change in Control. If provision is made for the continuance, assumption or substitution by the Company or its successor in connection with the Change in Control of the performance-based portion of the Award, the performance-based portion of the Award shall become earned and payable, to the extent not earned and payable previously, as set forth above.

(iv) Vesting Date. The Award shall be forfeitable until it becomes earned and payable as described above. Each date upon which the Award or any portion thereof becomes earned and payable shall be referred to as a “Vesting Date” with respect to the applicable stated dollar amount of the Award.

(b) Settlement of Award. Subject to the terms of this Section 2, the Company shall pay to the Participant the stated dollar value of the Award that has become earned and payable under Section 2(a) above on the first regularly-scheduled payroll date of the Company (and within thirty (30) days) immediately following the applicable Vesting Date. Notwithstanding the foregoing, however, all amounts payable under this Agreement, if any, will be paid in all events no later than March 15, 2015. Each payment shall be made in a single lump sum in cash, net of applicable tax withholdings.

3. Termination of Award; Repayment.

(a) Termination of Award. Notwithstanding any other provision of this Agreement, the portion of the Award that has not become earned and payable as of the latest time set forth above, or on or before the termination of the Participant’s employment with the Company and any Affiliate, shall expire and may not become earned and payable after such time.

(b) Repayment. Notwithstanding any other provision of this Agreement, the Participant agrees to repay to the Company the full gross amount of any amount of the Award that the Company previously paid to the Participant if (i) the Participant voluntarily terminates his employment with the Company and its Affiliates without Good Reason, or (ii) the Company or any Affiliate terminates the Participant’s employment for Cause, in either event on or before March 1, 2016. In that event, the Participant shall repay the full gross amount of the prior payment no later than thirty (30) days following the date the Participant terminates employment under the foregoing circumstances. If the Participant is required to repay the Company any amount of the Award that the Company previously paid the Participant, the Company and each Affiliate may offset any amount owed to the Participant against any amount the Participant owes the Company or any Affiliate.

4. Transferability. Except as otherwise provided herein, this Award is nontransferable except by will or the laws of descent and distribution. If this Award is transferred by will or the laws of descent and distribution, the Award must be transferred in its entirety to the same person or persons or entity or entities. No right or interest of the Participant or, upon the Participant’s death, any transferee in this Award shall be liable for, or subject to, any lien, liability or obligation of the Participant or transferee.

5. Confidential Information, Trade Secrets and Company Property.

(a) Duty of Confidentiality. The Participant acknowledges that the nature of the Participant’s engagement by the Company is such that the Participant shall have access to the Confidential Information, each item of which has great value to the Company, provides the Company a competitive advantage, and constitutes the foundation upon which the Business of the Company is based. The Participant agrees that, during employment with the Company and for a period of three (3) years following the Participant’s termination or resignation from employment with the Company for any reason, the Participant shall not, directly or indirectly, divulge or make use of any Confidential Information of the Company other than in the performance of the Participant’s duties for the Company. While employed by the Company, the Participant shall make all reasonable efforts to protect and maintain the confidentiality of the Confidential Information. In the event that the Participant become aware of unauthorized disclosures of the Confidential Information by anyone at any time, whether intentionally or by accident, the Participant shall promptly notify the Company. This Agreement does not limit the remedies available to the Company under common or statutory law as to Trade Secrets or other types of confidential information, which may impose longer duties of non-disclosure. For purposes of this Agreement, (i) “Confidential Information” means any and all non-public information concerning, relating to and/or in the possession of the Company and/or its Affiliates and/or the Business of the Company, including Trade Secrets, that is treated as confidential or secret by the Company and/or its Affiliates and is subject to efforts by the Company and/or its Affiliates that are reasonable under the circumstances to maintain its secrecy; Confidential Information may include, but is not necessarily limited to, non-public information concerning the Company’s or an Affiliate’s financial position and results of operations (including revenues, assets, net income, etc.), annual and long range business plans, product and service plans, marketing plans and methods, employee lists and information, in whatever form and whether or not computer or electronically accessible; (ii) “Business of the Company” means the business of providing data, voice and IT services to retail and wholesale business customers and internet access and related value-added services to retail and wholesale business customers; and (iii) “Trade Secrets” means any and all information concerning, relating to and/or in the possession of, the Company and/or its Affiliates and/or the Business of the Company that qualifies as a trade secret as defined by the laws of the State of Georgia on the date of this Agreement and as such laws are amended from time to time thereafter.

(b) Return of Property and Information. The Participant agrees not to remove any Company property from Company premises, except when authorized by the Company. The Participant agrees to return all Company property and information (whether confidential or not) within the Participant’s possession or control within seven (7) calendar days following the Participant’s termination or resignation from employment with the Company for any reason. Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to the Participant or which the Participant has developed or collected in the scope of the Participant’s employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, the Participant shall certify in writing that the Participant has complied with this provision, and has permanently deleted all Company information from any computers or other electronic storage devices or media owned by the Participant. The Participant may only retain information relating to the Participant’s benefit plans and compensation to the extent needed to prepare the Participant’s tax returns.

6. Inventions and Patents. All inventions, designs, improvements, patents, copyrights and discoveries conceived by the Participant during the Participant’s employment which are useful in or directly or indirectly relate to the Business of the Company or to any experimental work carried on by the Company, shall be the property of the Company. The Participant agrees to promptly and fully disclose to the Company all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and at the Company’s expense, to take all steps necessary and reasonably required to assure the Company’s ownership thereof and to assist the Company in protecting or defending the Company’s proprietary rights therein.

7. Restrictive Covenants.

(a) Non-Solicitation of Company Customers. The Participant agrees that, during the Restricted Period, the Participant shall not, directly or indirectly, whether on the Participant’s own behalf or on behalf of any other person or entity, solicit any actual or prospective customers of the Company or any Affiliate with whom the Participant had Material Contact for the purpose of selling any products or services for a Competing Business.

(b) Non-Recruitment of Company Employees and Contractors. The Participant agrees that, during the Restricted Period, the Participant shall not, directly or indirectly, whether on the Participant’s own behalf or on behalf of any other person or entity, solicit or induce any employee or independent contractor of the Company or any Affiliate with whom the Participant had Material Contact to terminate or lessen such employment or contract with the Company or any Affiliate.

(c) Non-Solicitation of Company Vendors. The Participant agrees that, during the Restricted Period, the Participant shall not, directly or indirectly, whether on the Participant’s own behalf or on behalf of any other person or entity, solicit any actual or prospective vendor of the Company or any Affiliate with whom the Participant had Material Contact for the purpose of purchasing products or services to support a Competing Business.

(d) Definitions. For purposes of this Agreement, (i) “Competing Business” means any person, business or division of a business which substantially engages in the Business of the Company, or which is actively planning to engage in the

Business of the Company, excluding divisions of a business, if any, which are unrelated to the Business of the Company, (ii) “Material Contact” for purposes of the customer non-solicitation provision means contact between the Participant and each customer or potential customer of the Company or any Affiliate within twenty-four (24) months prior to the Participant’s termination or resignation: (A) with whom or which the Participant dealt on behalf of the Company or any Affiliate; (B) whose dealings with the Company or any Affiliate were coordinated or supervised by the Participant; (C) about whom the Participant obtained confidential information in the ordinary course of business as a result of the Participant’s association with the Company or any Affiliate; or (D) who receives products or services authorized by Company or any Affiliate, the sale or provision of which results or resulted in compensation, commissions, or earnings for the Participant within two (2) years prior to the date of the Participant’s resignation or termination, (iii) “Material Contact” for purposes of the employee/contractor non-recruit and vendor non-solicitation provisions means contact in person, by telephone, or by paper or electronic correspondence, in furtherance of the business interests of Company or any Affiliate, and within the last twenty-four (24) months of the Participant’s employment with Company, and (iv) “Restricted Period” means the period while the Participant is employed by the Company and for twelve (12) months following the Participant’s termination or resignation from employment with the Company for any reason.

8. Remedies.

(a) The parties hereto agree that the services rendered by the Participant, and the rights and privileges granted to the Company pursuant to Sections 5, 6 and 7 of this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value; the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by the Participant of any of Sections 5, 6 and 7 of this Agreement will cause the Company great and irreparable injury and damage. The Participant hereby agrees that the definition of the Business of the Company set forth in Section 5 is correct, that the Company and its Affiliates conduct business throughout the fifty (50) states of the United States of America and beyond, and that these restrictions are reasonably necessary to protect the legitimate business interests of the Company. The Participant hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Sections 5, 6 and 7 of this Agreement by the Participant. This Section 8 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

(b) In the event of any dispute over the interpretation or application of this Agreement, the Company shall reimburse the Participant for the Participant’s reasonable attorneys’ fees and costs incurred in connection with that dispute unless the Company is determined, by final judgment of a court of competent jurisdiction, to be the prevailing party on all or substantially all of the issues in dispute, which reimbursement shall be made promptly (and within thirty (30) days) following final judgment.

(c) The parties also agree that Sections 5, 6 and 7 of this Agreement replace and supersede the EarthLink Employee Confidentiality, NonSolicitation and Invention Assignment Agreement dated May 11, 2012 by and between the Participant and EarthLink Shared Services, LLC, which agreement is hereby expressly terminated and no longer in effect after the date hereof.

9. Construction and Severability. The parties hereto agree that the provisions of Sections 5, 6 and 7 of this Agreement shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. In the event a court should determine not to enforce a provision of Sections 5, 6 and 7 of this Agreement due to overbreadth, violation of public policy, or similar reasons, the parties specifically authorize such reviewing court to enforce said covenant to the maximum extent reasonable, whether said revisions be in time, territory, scope of prohibited activities, or other respects. If any single covenant, provision, word, clause or phrase of Sections 5, 6 and 7 of this Agreement shall be found unenforceable, it shall be severed and the remaining covenants and provisions enforced in accordance with the tenor of the Agreement.

10. Governing Law and Venue. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia. Any action arising out of or relating to this Agreement shall be filed exclusively in one of the following courts: (i) The United States District Court of the Northern District of Georgia, (ii) The Superior Court of Fulton County, Georgia or (iii) so long as the Participant is a resident of the State of Georgia at the time of filing, the Company may also elect to file suit against the Participant in the Superior Court of the Participant’s County of residence. Venue in such courts is exclusive and the parties waive any objections to personal jurisdiction in such courts.

11. Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to the Award, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company: EarthLink Holdings Corp.
1375 Peachtree Street - Level A
Atlanta, Georgia 30309
Attention: General Counsel

If to the Participant: Michael Toplisek
6325 Polo Club Drive
  Cumming, Georgia 30040

12. No Right to Continued Employment or Service. Neither the Plan, the granting of this Award nor any other action taken pursuant to the Plan or this Award constitutes or is evidence of any agreement or understanding, express or implied, that the Company or any Affiliate will retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.

13. Agreement to Terms of Plan and Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions with respect to this Award.

14. Tax Consequences. The Participant acknowledges that (i) there may be tax consequences upon payment of the Award and (ii) Participant should consult a tax adviser regarding the tax consequences of this Award. The Participant is solely responsible for determining the tax consequences of the Award and for satisfying the Participant’s tax obligations with respect to the Award (including, but not limited to, any income or excise taxes resulting from the application of Code Section 409A), and the Company shall not be liable if this Award is subject to Code Section 409A.

15. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees and personal representatives of the Participant and the successors of the Company.

16. Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

17. Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

18. Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement. This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.

19. Section 409A. Notwithstanding any other provision of this Agreement, it is intended that payments hereunder will not be considered deferred compensation within the meaning of Section 409A of the Code. For purposes of this Agreement, all rights to payments hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Payments hereunder are intended to satisfy the exemption from Section 409A of the Code for "short-term deferrals." Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments hereunder are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code.

20. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

[Signatures continued on next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

COMPANY:

EARTHLINK HOLDINGS CORP.

By:	/s/ Joseph F. Eazor
Name:	Joseph F. Eazor
Title:	Chief Executive Officer and President
PARTICIPANT:

By:	/s/ Michael Toplisek
Name:	Michael Toplisek

Exhibit A

Target	Revenue ($Millions)	Adjusted EBITDA ($Millions)

Maximum	$1,197.1	$203.2

Threshold	$1,171.0	$192.0